CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment # 1154/1156 to the Registration Statement on Form N-1A of Advisors Series Trust and to the use of our report dated September 26, 2024, on the financial statements and financial highlights of the O’Shaughnessy Market Leaders Value Fund, a series of Advisors Series Trust. Such financial statements and financial highlights appear in the 2024 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
November 21, 2024